Exhibit 99.1

Bio-Path Holdings, Inc. Retains Investment Banking Firm Maxim Group LLC

HOUSTON & NEW YORK, September 19, 2013 – Bio-Path Holdings, Inc., (OTCQX: BPTH) (“Bio-Path”), a biotechnology company developing a liposomal delivery technology for nucleic acid cancer drugs, today announced that it has retained Maxim Group LLC, as a financial advisor. Maxim will focus on assisting Bio-Path in its strategies for maximizing shareholder value through its full scope of investment banking services.

"We are excited to have such a successful and experienced investment banking firm like Maxim Group to help guide the company into its next phase," said Peter Nielsen, President and Chief Executive Officer of Bio-Path.

"We look forward to working with the Bio-Path team as it continues to make progress with its proprietary liposomal delivery technology, which has shown encouraging signals in blood cancer," said Jim Alfaro, Managing Director, Investment Banking for Maxim Group LLC.

About Maxim Group LLC

Maxim Group LLC is a full-service investment banking firm headquartered in New York. Maxim provides a full array of financial services including investment banking, equity research private wealth management, and global institutional equity, fixed income and derivatives sales & trading. The investment banking group focuses on middle market and emerging growth companies within the healthcare, technology, energy, shipping, retail, and business & financial services sectors. Maxim's institutional coverage spans North and South America, Europe and Asia. Maxim Group LLC is registered as a broker-dealer with the U.S. Securities and Exchange Commission and is a member of the following: Financial Industry Regulatory Authority (FINRA), Municipal Securities Rulemaking Board (MSRB), Securities Insurance Protection Corporation (SIPC), NASDAQ Stock Market and the NYSE Arca, Inc. To learn more about Maxim Group, visit www.maximgrp.com.

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing its proprietary liposomal delivery technology designed to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path's lead product candidate, Liposomal Grb-2, is in a Phase I study for blood cancers and in preclinical studies for triple negative and inflammatory breast cancers. Bio-Path's second drug candidate, also a liposomal antisense drug, is ready for the clinic where it is expected to be evaluated in lymphoma and solid tumors.

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path's ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.biopathholdings.com.

Contact Information:

Peter Nielsen

President & Chief Executive Officer

Tel 832.971.6616

Rhonda Chiger (investors)

Rx Communications Group, LLC

917-322-2569

rchiger@rxir.com